UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TENON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-5574718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

104 Cooper Court

Los Gatos, CA 95032

(408) 649-5760

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Tenon Medical, Inc 2022 Equity Incentive Plan

(Full titles of the plans)

Steven M. Foster

Chief Executive Officer and President

Tenon Medical, Inc.

104 Cooper Court

Los Gatos, CA 95032

(408) 649-5760

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.

Jeffrey P. Wofford, Esq.

Carmel, Milazzo & Feil LLP

55 West 39th Street, 18th Floor

New York, New York 10018

Telephone: (212) 658-0458

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Tenon Medical, Inc. (the “Registrant”) for the purpose of registering 2,327,394 shares of the Registrant’s common stock, par value $0.001 per share, issuable under the Tenon Medical, Inc. 2022 Equity Incentive Plan.

PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.	Plan Information.

Not required to be filed with the Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Registration Statement.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Prospectus, filed with the SEC on April 27, 2022;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, filed with the SEC on June 9, 2022, August 12, 2022, and November 10, 2022, respectively;

(c)	the Registrant’s Current Reports on Form 8-K, filed with the SEC on April 29, 2022, May 31, 2022, June 7, 2022, July 27, 2022 and October 11, 2022.

(d)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-41364), filed with the Commission on April 26, 2022.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the filing of this Registration Statement shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation, as amended, eliminates the liability of our directors for monetary damages to the fullest extent permitted under applicable law.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s amended and restated bylaws provide that the Registrant will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the Delaware General Corporation Law. The Registrant’s amended and restated bylaws provide that expenses must be advanced to these indemnitees under certain circumstances. The indemnification provisions contained in the Registrant’s amended and restated bylaws are not exclusive.

In addition, the Registrant has entered into indemnification agreements with each of its directors. Each indemnification agreement provides that the Registrant will indemnify the director to the fullest extent permitted by law for claims arising in his or her capacity as a director, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that the Registrant does not assume the defense of a claim against a director, the Registrant is required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant.

In addition, the Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1#	Amended and Restated Certificate of Incorporation of the Registrant.

3.2#	Amended and Restated Bylaws of the Registrant.

3.3#	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant.

3.4#	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant.

3.5#	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant.

3.6#	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant.

3.7#	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant.

3.8#	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant.

5.1*	Opinion of Carmel, Milazzo & Feil LLP

23.1*	Consent of Armanino, LLP

23.2*	Consent of Carmel, Milazzo & Feil, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page hereto.)

99.1	Tenon Medical Inc. 2022 Equity Incentive Plan (Incorporated by reference to Exhibit 10.30 to the Registrant’s Registration Statement No. 333-260931, filed with the SEC on April 20, 2022.

107.1*	Filing Fee Table

#	Incorporated by reference to the same exhibit number in the Company’s Registration Statement No. 333-260931, filed with the Securities and Exchange Commission on April 20, 2022.

*	Filed herewith

Item 9. Undertakings.

1.	The Registrant hereby undertakes:

a.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

b.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California, on November 14, 2022.

TENON MEDICAL, INC.

Dated: November 14, 2022	/s/ Steven M. Foster
Steven M. Foster
Chief Executive Officer and President, Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/Steven M. Foster	Chief Executive Officer and President, Director	November 14, 2022
Steven M. Foster	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/Richard Ginn	Chief Technology Officer and Director	November 14, 2022
Richard Ginn

/s/Steven Van Dick	Chief Financial Officer	November 14, 2022
Steven Van Dick	(Principal Financial and Accounting Officer)

/s/Richard Ferrari	Director	November 14, 2022
Richard Ferrari

/s/Ivan Howard	Director	November 14, 2022
Ivan Howard

/s/Frank Fischer	Director	November 14, 2022
Frank Fischer

/s/Robert K. Weigle	Director	November 14, 2022
Robert K. Weigle

/s/Stephen H. Hochschuler, M.D	Director	November 14, 2022
Stephen H. Hochschuler, M.D

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven M. Foster and Steven Van Dick his true and lawful attorney-in-fact, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Steven M. Foster	Chief Executive Officer and President, Director (Principal Executive Officer)	November 14, 2022
Steven M. Foster

/s/ Steven Van Dick	Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2022
Steven Van Dick

/s/ Richard Ferrari	Executive Chairman	November 14, 2022
Richard Ferrari

/s/ Richard Ginn	Chief Technology Officer and Director	November 14, 2022
Richard Ginn

/s/ Frank Fischer	Director	November 14, 2022
Frank Fischer

/s/ Stephen H. Hochschuler, M.D.	Director	November 14, 2022
Stephen H. Hochschuler, M.D.

/s/ Ivan Howard	Director	November 14, 2022
Ivan Howard

/s/ Robert K. Weigle	Director	November 14, 2022
Robert K. Weigle